Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of The Carlyle Group L.P. for the registration of common units representing limited partner interests and to the incorporation by reference of our report dated March 14, 2013, with respect to the consolidated financial statements of The Carlyle Group L.P. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

April 25, 2013